ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-202524

Dated November 24, 2017

HSBC USA Inc. Trigger Autocallable Contingent Yield Notes

$       Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF and iShares® Russell 2000 ETF due on or about December 1, 2020

Investment Description

These Trigger Autocallable Contingent Yield Notes (the ‘‘Notes’’) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the Least Performing of the iShares® MSCI EAFE ETF and iShares® Russell 2000 ETF (each, an “Underlying Index Fund” and together, the “Underlying Index Funds”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. HSBC will pay a quarterly Contingent Coupon if the Official Closing Price of each Underlying Index Fund on the applicable Coupon Observation Date (including the Final Valuation Date) is equal to or greater than its Coupon Barrier. Otherwise, no coupon will be paid for the quarter. HSBC will automatically call the Notes if the Official Closing Price of each Underlying Index Fund on any quarterly Call Observation Date, commencing on May 22, 2018, is equal to or greater than its Initial Price. If the Notes are called, HSBC will pay you the Principal Amount of your Notes plus the Contingent Coupon for the applicable quarter, and no further amounts will be owed to you under the Notes. The Underlying Index Fund with the lowest Underlying Index Fund Return is the “Least Performing Underlying Index Fund.” If the Notes are not called prior to maturity and the Final Price of the Least Performing Underlying Index Fund is equal to or greater than its Downside Threshold, HSBC will pay you a cash payment at maturity equal to the Principal Amount of your Notes. If the Final Price of the Least Performing Underlying Index Fund is less than its Downside Threshold, HSBC will pay you less than the full Principal Amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Least Performing Underlying Index Fund over the term of the Notes, and you may lose up to 100% of your Principal Amount.

Investing in the Notes involves significant risks. HSBC may not pay any Contingent Coupons on the Notes. You may lose some or all of your Principal Amount. You will be exposed to the market risk of each Underlying Index Fund on each Coupon Observation Date and any decline in the price of one Underlying Index Fund may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlying Index Fund. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑	Contingent Coupon: HSBC will pay a quarterly Contingent Coupon payment if the Official Closing Price of each Underlying Index Fund on the applicable Coupon Observation Date is equal to or greater than its Coupon Barrier. Otherwise, no coupon will be paid for the quarter.

❑	Automatically Callable: HSBC will automatically call the Notes and pay you the Principal Amount of your Notes plus the Contingent Coupon otherwise due for that applicable quarter if the Official Closing Price of each Underlying Index Fund on any quarterly Call Observation Date, commencing on May 22, 2018, is equal to or greater than its Initial Price. If the Notes are not called, investors will potentially lose a portion of their principal amount at maturity.

❑	Contingent Repayment of Principal Amount at Maturity: If the Notes have not been previously called and the Official Closing Price of the Least Performing Underlying Index Fund is not less than its Downside Threshold on the Final Valuation Date, HSBC will pay you the Principal Amount per Note at maturity. If the Official Closing Price of the Least Performing Underlying Index Fund on the Final Valuation Date is less than its Downside Threshold, HSBC will pay a cash amount that is less than the Principal Amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the Official Closing Price of the Least Performing Underlying Index Fund from the Pricing Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates[1]

Pricing Date	November 22, 2017
Trade Date	November 27, 2017
Settlement Date	November 30, 2017
Coupon Observation Dates[2]	Quarterly, commencing on February 22, 2018
Call Observation Dates[2]	Quarterly, commencing on May 22, 2018
Final Valuation Date[2]	November 25, 2020
Maturity Date[2]	December 1, 2020

1 Expected

2 See page 4 for additional details

The Notes are significantly riskier than conventional debt INSTRUMENTS. the terms of the Notes may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. the Notes CAN have downside MARKET risk SIMILAR TO the Least Performing Underlying Index Fund, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF the principal amount at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc. You should not PURCHASE the Notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 7 OF THIS FREE WRITING PROSPECTUS AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING ETF UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-3 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering

The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Initial Price, Downside Threshold and Coupon Barrier of each Underlying Index Fund will be determined on the Pricing Date.

Underlying Index Funds (Least Performing of)	Contingent Coupon Rate	Initial Prices	Downside Thresholds	Coupon Barriers	CUSIP	ISIN
The iShares® MSCI EAFE ETF (“EFA”) iShares® Russell 2000 ETF (“IWM”)	6.80% per annum	• •	70% of its Initial Price 70% of its Initial Price	70% of its Initial Price 70% of its Initial Price	40435J802	US40435J8027

See “Additional Information about HSBC USA Inc. and the Notes” on page 2 of this free writing prospectus. The Notes offered will have the terms specified in the accompanying prospectus dated March 5, 2015, the accompanying prospectus supplement dated March 5, 2015, the accompanying ETF underlying supplement dated March 5, 2015 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF underlying supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Notes will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Notes from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus for a description of the distribution arrangement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $9.50 and $9.80 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 5 and “Key Risks” beginning on page 7 of this document for additional information.

	Price to Public		Underwriting Discount(1)		Proceeds to Us
Notes Linked to:	Total	Per Note	Total	Per Note	Total	Per Note
The Least Performing of the iShares® MSCI EAFE ETF and iShares® Russell 2000 ETF	●	$10.00	●	$0.20	●	$9.80

(1)See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Notes

This free writing prospectus relates to the offering of Notes identified on the cover page. As a purchaser of a Note, you will acquire an investment instrument linked to the least performing of the Underlying Index Funds. Although the offering relates to the Underlying Index Funds, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to either Underlying Index Fund, or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the ETF underlying supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying ETF underlying supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 of this free writing prospectus and in “Risk Factors” beginning on page S-1 of the prospectus supplement and beginning on page S-1 of the accompanying ETF underlying supplement, as the Notes involve risks not associated with conventional debt securities. HSBC urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement and the ETF underlying supplement) with the SEC for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and ETF underlying supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and these offerings. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity index underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC’s website at www.sec.gov as follows:

♦	ETF Underlying Supplement dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

♦	Prospectus supplement dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

♦	Prospectus dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

As used herein, references to the “Issuer,” “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “ETF underlying supplement” mean the ETF underlying supplement dated March 5, 2015, references to the “prospectus supplement” mean the prospectus supplement dated March 5, 2015 and references to “accompanying prospectus” mean the prospectus, dated March 5, 2015.

2

Investor Suitability

The Notes may be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You believe the Official Closing Price of each Underlying Index Fund will be equal to or greater than its Coupon Barrier on most or all of the Coupon Observation Dates and equal to or greater than its Downside Threshold on the Final Valuation Date.

♦   You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may have the same downside market risk as the Least Performing Underlying Index Fund.

♦   You are willing to accept the individual market risk of each Underlying Index Fund and understand that any decline in the price of one Underlying Index Fund will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlying Index Fund.

♦   You understand and accept that you will not participate in any appreciation in the price of either Underlying Index Fund, and your potential return is limited to the Contingent Coupon payments.

♦   You are willing to invest in the Notes based on the Contingent Coupon Rate indicated on the cover hereof.

♦   You are willing to hold Notes that may be automatically called on any Call Observation Date on which the Official Closing Price of each Underlying Index Fund is equal to or greater than its Initial Price, or you are otherwise willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.

♦   You understand and accept the risks associated with each Underlying Index Fund.

♦   You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦   You are willing to forgo dividends paid on the Underlying Index Funds or on the stocks included in the Underlying Index Funds and do not seek guaranteed current income from your investment.

♦   You are willing to assume the credit risk associated with HSBC, as Issuer of the Notes, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You believe that the price of either Underlying Index Fund will decline during the term of the Notes and is likely to close below its Coupon Barrier on most or all of the Coupon Observation Dates and below its Downside Threshold on the Final Valuation Date.

♦   You are not willing to make an investment in which you could lose some or all of your initial investment and you are not willing to make an investment that may have the same downside market risk as the Least Performing Underlying Index Fund.

♦   You are not willing to accept the individual market risk of each Underlying Index Fund or are not willing to accept the risk that any decline in the price of one Underlying Index Fund will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlying Index Fund.

♦   You seek an investment that participates in the appreciation in the price of either Underlying Index Fund or that has unlimited return potential.

♦   You are unwilling to invest in the Notes based on the Contingent Coupon Rate indicated on the cover hereof.

♦   You are unable or unwilling to hold securities that will be automatically called on any Call Observation Date on which the Official Closing Price of each Underlying Index Fund is equal to or greater than its Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦   You do not understand or accept the risks associated with either Underlying Index Fund.

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦   You prefer to receive the dividends paid on the Underlying Index Funds or on the stocks included in the Underlying Index Funds and seek guaranteed current income from your investment.

♦   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes, for any payments on the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. For more information about the Underlying Index Funds, see “The iShares® MSCI EAFE ETF” and “iShares® Russell 2000 ETF” on page 14 and page 15 of this free writing prospectus and beginning on page S-21 of the accompanying Equity Index Underlying Supplement with respect to the EFA. You should also review carefully the "Key Risks" beginning on page 7 of this free writing prospectus and the more detailed “Risk Factors” beginning on page S-1 of the ETF underlying supplement and beginning on page S-1 of the accompanying prospectus supplement.

3

Indicative Terms

Issuer	HSBC USA Inc. (“HSBC”)
Principal Amount	$10 per Note (subject to a minimum investment of $1,000).
Term	Approximately 3 years, unless earlier called.
Pricing Date	November 22, 2017
Trade Date[1]	November 27, 2017
Settlement Date[1]	November 30, 2017
Final Valuation Date[1]	November 25, 2020, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF underlying supplement.
Maturity Date[1]	December 1, 2020, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF underlying supplement.
Underlying Index Funds	The iShares® MSCI EAFE ETF (Ticker: EFA) and iShares® Russell 2000 ETF (Ticker: IWM)
Automatic Call Feature

The Notes will be automatically called if the Official Closing Price of each Underlying Index Fund on any quarterly Call Observation Date, commencing on May 22, 2018, is equal to or greater than its Initial Price. Each Coupon Observation Date on and after May 22, 2018 will also be a Call Observation Date.

If the Notes are called, HSBC will pay you on the applicable Coupon Payment Date (which will also be the “Call Settlement Date”) a cash payment per Note equal to your Principal Amount plus the Contingent Coupon otherwise due on that date. No further amounts will be owed to you under the Notes.

Coupon Payment Dates	Three business days following the applicable Coupon Observation Date, except that as to the final Coupon Observation Date, the Coupon Payment Date will be the Maturity Date. The expected Coupon Observation Dates and Coupon Payment Dates are set forth in the table below.
Contingent Coupon Rate	6.80% per annum.
Contingent Coupon

If the Official Closing Price of each Underlying Index Fund is equal to or greater than its Coupon Barrier on any Coupon Observation Date, HSBC will pay you the Contingent Coupon applicable to that Coupon Observation Date.

If the Official Closing Price of either Underlying Index Fund is less than its Coupon Barrier on any Coupon Observation Date, the Contingent Coupon applicable to that Coupon Observation Date will not accrue or be payable and HSBC will not make any payment to you on the relevant Coupon Payment Date.

The Contingent Coupon will be $1.70 per quarter per Note. The following table sets forth the expected Coupon Observation Dates and Coupon Payment Dates.

Expected Coupon Observation Dates[1]	Coupon Payment Dates[2]
February 22, 2018	February 26, 2018
May 22, 2018	May 24, 2018
August 22, 2018	August 24, 2018
November 23, 2018	November 27, 2018
February 22, 2019	February 26, 2019
May 22, 2019	May 24, 2019
August 22, 2019	August 27, 2019
November 22, 2019	November 26, 2019
February 24, 2020	February 26, 2020
May 22, 2020	May 27, 2020
August 24, 2020	August 26, 2020
November 25, 2020	December 1, 2020

Contingent Coupon payments on the Notes are not guaranteed. HSBC will not pay you the Contingent Coupon for any Coupon Observation Date on which the Official Closing Price of either Underlying Index Fund is less than its Coupon Barrier.

1 Expected. In the event HSBC makes any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Notes remains the same and the Coupon Observation Dates and Call Observation Dates may be adjusted in a similar manner. Each Coupon Observation Date, Call Observation Date and Coupon Payment Date is subject to postponement in the event of a Market Disruption Event or non-trading day, as described under “Additional Terms of the Notes—Valuation Dates” and “—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF underlying supplement. Each Coupon Observation Date on and after May 22, 2018 will also be a Call Observation Date.

2 Contingent Coupons will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date, provided that the Contingent Coupon payable upon Automatic Call or at maturity, as applicable, will be payable to the person to whom the principal amount upon Automatic Call or the Payment at Maturity, is payable. These Coupon Payment Dates are also Call Settlement Dates if the Notes are called on the related Call Observation Date.

4

Payment at Maturity (per $10 Note)

If the Notes are not called, you will receive a payment on the Maturity Date calculated as follows:

If the Final Price of the Least Performing Underlying Index Fund is equal to or greater than its Downside Threshold, HSBC will pay you a cash payment on the Maturity Date equal to $10 per $10 Principal Amount of Notes.[4]

If the Final Price of the Least Performing Underlying Index Fund is less than its Downside Threshold, HSBC will pay you a cash payment on the Maturity Date that is less than the Principal Amount, equal to:

$10 × (1 + Underlying Index Fund Return of the Least Performing Underlying Index Fund).

In this case, you will have a loss of principal that is proportionate to the decline in the Final Price of the Least Performing Underlying Index Fund from its Initial Price and you will lose some or all of your Principal Amount.

Least Performing Underlying Index Fund	The Underlying Index Fund with the lowest Underlying Index Fund Return.

Underlying Index Fund Return	For each Underlying Index Fund, calculated as follows: Final Price - Initial Price Initial Price

Downside Threshold	For each Underlying Index Fund, 70% of its Initial Price.

Coupon Barrier	For each Underlying Index Fund, 70% of its Initial Price.

Initial Price	For each Underlying Index Fund, its Official Closing Price on the Pricing Date.

Final Price	For each Underlying Index Fund, its Official Closing Price on the Final Valuation Date.

Official Closing Price	For each Underlying Index Fund, its Official Closing Price on any trading day will be determined by the calculation agent based upon its closing price displayed on the page “EFA <UP>” or “IWM <UP>”, as applicable, on the Bloomberg Professional® service. If the price of an Underlying Index Fund is not so displayed on such page, the calculation agent may refer to the display on any successor page on the Bloomberg Professional® service or any successor service, as applicable, adjusted by the calculation agent as described under “Additional Terms of the Notes— Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement.

Calculation Agent	HSBC USA Inc. or one of its affiliates.

Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Key Risks — ¨The Estimated Initial Value of the Notes, Which Will Be Determined by Us on the Trade Date, Will Be Less than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any.”

4 Contingent repayment of principal is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

5

Investment Timeline

The Initial Price of each Underlying Index Fund is observed, and the Downside Thresholds and Coupon Barriers are set.

If the Official Closing Price of each Underlying Index Fund is equal to or greater than its Coupon Barrier on any Coupon Observation Date, HSBC will pay you a Contingent Coupon on the applicable Coupon Payment Date.

The Notes will automatically be called if the Official Closing Price of each Underlying Index Fund on any Call Observation Date, commencing on May 22, 2018, is equal to or greater than its Initial Price.

If the Notes are called, HSBC will pay you a cash payment per Note equal to $10.00 plus the Contingent Coupon otherwise due on that date.

The Final Price and Underlying Index Fund Return of each Underlying Index Fund are determined on the Final Valuation Date.

If the Notes have not been called and the Final Price of the Least Performing Underlying Index Fund is equal to or greater than its Downside Threshold, HSBC will repay the Principal Amount equal to $10.00 per Note.

If the Notes have not been called and the Final Price of the Least Performing Underlying Index Fund is below its Downside Threshold, HSBC will pay you a cash payment at maturity that will be less than the Principal Amount, if anything, resulting in a loss of principal proportionate to the decline of the Least Performing Underlying Index Fund, equal to a return of:

$10 × (1 + Underlying Index Fund Return of the Least Performing Underlying Index Fund) per Note

Investing in the Notes involves significant risks. You may lose some or all of your principal amount. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

You will be exposed to the market risk of each Underlying Index Fund on each Coupon Observation Date and any decline in the price of one Underlying Index Fund may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlying Index Fund. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note.

6

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here. However, HSBC urges you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying ETF underlying supplement and the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of Loss at Maturity — The Notes differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Notes. If the Notes are not called, HSBC will only pay you the Principal Amount of your Notes in cash if the Final Price of the Least Performing Underlying Index Fund is greater than or equal to its Downside Threshold, and will only make that payment at maturity. If the Notes are not called and the Final Price of the Least Performing Underlying Index Fund is less than its Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Price of the Least Performing Underlying Index Fund from its Initial Price. You may lose some or all of your principal amount at maturity.

♦	The Contingent Repayment of Principal Applies at Maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of each Underlying Index Fund at that time is above its Downside Threshold.

♦	You May Not Receive any Contingent Coupons — HSBC will not necessarily make periodic coupon payments on the Notes. If the Official Closing Price of either Underlying Index Fund on a Coupon Observation Date is less than its Coupon Barrier, HSBC will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If the Official Closing Price of either Underlying Index Fund is less than its Coupon Barrier on each of the Coupon Observation Dates, HSBC will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

♦	The Estimated Initial Value of the Notes, Which Will Be Determined by Us on the Trade Date, Will Be Less than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any — The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

♦	The Price of Your Notes in the Secondary Market, if Any, Immediately After the Trade Date Will Be Less than the Price to Public — The price to public takes into account certain costs. These costs will include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the prices of the Underlying Index Funds and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Notes Immediately After the Settlement Date, the Price You Receive May Be Higher than the Estimated Initial Value of the Notes — Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 7 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the securities based on changes in market conditions and other factors that cannot be predicted.

♦	Reinvestment Risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs. The Notes may be called as early as 6 months after issuance.

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♦	The Notes Are Subject to the Credit Risk of the Issuer — The Notes are senior unsecured debt obligations of HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any Contingent Coupon payment or any repayment of principal at maturity or upon an automatic call, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and could lose your entire investment.

♦	Higher Contingent Coupons or Lower Downside Thresholds Are Generally Associated with an Underlying Index Fund with Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss —"Volatility" refers to the frequency and magnitude of changes in the price of an Underlying Index Fund. The greater the expected volatility with respect to an Underlying Index Fund on the Pricing Date, the higher the expectation as of the Pricing Date that the Underlying Index Fund could close below its Coupon Barrier on a Coupon Observation Date, resulting in no Contingent Coupons payable on the Notes, or below its Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. This greater expected risk will generally be reflected in a higher Contingent Coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Downside Threshold or a higher Contingent Coupon) than for similar securities linked to the performance of an Underlying Index Fund with a lower expected volatility as of the Pricing Date. You should therefore understand that a relatively higher Contingent Coupon may indicate an increased risk of loss. Further, a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying Index Fund can change significantly over the term of the Notes. The price of an Underlying Index Fund for your Notes could fall sharply, which could result in a significant loss of principal, and the non-payment of one or more Contingent Coupons. You should be willing to accept the downside market risk of the Least Performing Underlying Index Fund and the potential to lose some or all of your principal at maturity.

♦	Because the Notes Are Linked to the Performance of More Than One Underlying Index Fund, There Is a Greater Risk of Contingent Coupons Not Being Paid and of You Sustaining a Significant Loss on Your Investment — The risk that you will not receive any Contingent Coupons and lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar Notes that are linked to the performance of only one Underlying Index Fund. With two Underlying Index Funds, it is more likely that the Official Closing Price of either Underlying Index Fund will be less than its Coupon Barrier on a Coupon Observation Date or less than its Downside Threshold on the Final Valuation Date. Therefore it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss on your investment at maturity.

In addition, movements in the prices of the Underlying Index Funds may be correlated or uncorrelated at different times during the term of the Notes, and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. The correlation of a pair of Underlying Index Funds represents a statistical measurement of the degree to which the ratios of the returns of those Underlying Index Funds were similar to each other over a given period of time. The correlation between a pair of Underlying Index Funds is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlying Index Funds are increasing together or decreasing together and the ratio of their daily returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the daily returns of that pair of Underlying Index Funds) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying Index Fund increases, the value of the other Underlying Index Fund decreases and the ratio of their daily returns has been constant).

The lower (or more negative) the correlation between two Underlying Index Funds, the less likely it is that those Underlying Index Funds will move in the same direction and, therefore, the greater the potential for one of those Underlying Index Funds to close below its Coupon Barrier or Downside Threshold on a Coupon Observation Date or the Final Valuation Date, respectively. This is because the less positively correlated a pair of Underlying Index Funds are, the greater the likelihood that at least one of the Underlying Index Funds will decrease in value. This results in a greater potential for a Contingent Coupon not to be paid during the term of the Notes and for a loss of principal at Maturity. However, even if two Underlying Index Funds have a higher positive correlation, one or both of those Underlying Index Funds might close below its Coupon Barrier or Downside Threshold on a Coupon Observation Date or the Final Valuation Date, as both of those Underlying Index Funds may decrease in value together.

HSBC determines the Contingent Coupon Rate for the Notes based, in part, on the correlation among the Underlying Index Funds, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Contingent Coupon Rate than would be payable on notes that have a higher degree of correlation.

♦	Your Return Will Be Based on the Individual Return of Each Underlying Index Fund — Unlike notes linked to a basket of underlyings, the Notes will be linked to the individual performance of each Underlying Index Fund. Because the Notes are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the prices of the Underlying Index Funds to the same degree for each Underlying Index Fund. The amount payable on the Notes, if any, depends on the performance of the Least Performing Underlying Index Fund regardless of the performance of the other Underlying Index Fund. You will bear the risk that either of the Underlying Index Funds will perform poorly.

♦	Limited Return on the Notes — The return potential of the Notes is limited to the Contingent Coupon Rate regardless of any appreciation of either Underlying Index Fund. In addition, your total return on the Notes will vary based on the number of Coupon Observation Dates for which the Contingent Coupons are payable and may be less than the Contingent Coupon Rate, or even zero. Further, the return potential of the Notes is limited by the automatic call feature in that you will not receive any further payments after the Notes are called. Your Notes could be called as early as May 22, 2018, and your return could be minimal. If the Notes are not called, you may be exposed to the decline in the price of the Least Performing Underlying Index Fund even though you cannot participate in any potential appreciation in the price of either Underlying Index Fund. In addition, if the Notes have not been previously called and if the price of either Underlying Index Fund is less than its Initial Price, as the maturity date approaches and the remaining

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number of Coupon Observation Dates decreases, the Notes are less likely to be automatically called, as there will be a shorter period of time remaining for the price of an Underlying Index Fund to increase to its Initial Price. As a result, the return on an investment in the Notes could be less than the return on a direct investment in securities represented by the Underlying Index Funds.

♦	No Assurance that the Return Strategy of the Notes Will Be Successful — While the Notes are structured to provide Contingent Coupons as long as the Official Closing Price of each Underlying Index Fund on the relevant Coupon Observation Date does not decline below its Coupon Barrier, we cannot assure you of the economic environment during the term of the Notes, or at maturity. As a result, you may not receive a Contingent Coupon on any Coupon Payment Date, and you may lose some or all of your initial investment in the Notes.

♦	Lack of Liquidity — The Notes will not be listed on any securities exchange or quotation system. One of HSBC’s affiliates intends to offer to purchase the Notes in the secondary market, but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which one of HSBC’s affiliates is willing to buy the Notes, and therefore you may have to sell your Notes at a significant discount.

♦	An Underlying Index Fund and Its Underlying Index Are Different – The performance of an Underlying Index Fund may not exactly replicate the performance of its underlying index, because the Underlying Index Fund will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that an Underlying Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Underlying Index Fund or due to other circumstances. An Underlying Index Fund may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to its underlying index and in managing cash flows.

♦	The Underlying Index Funds Are Subject to Management Risk – The Underlying Index Funds are not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Underlying Index Funds, utilizing a ‘‘passive’’ or indexing investment approach, attempt to approximate the investment performance of the Underlying Index Funds’ applicable underlying index by investing in a portfolio of securities that generally replicate its applicable underlying index. Therefore, unless a specific security is removed from its underlying index, the Underlying Index Funds generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Underlying Index Funds are subject to the risk that the investment strategy of the Underlying Index Funds’ investment advisor may not produce the intended results.

♦	The Performance and Market Value of an Underlying Index Fund During Periods of Market Volatility May Not Correlate with the Performance of its Underlying Index as well as the Net Asset Value per Share of that Underlying Index Fund – During periods of market volatility, securities underlying an Underlying Index Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Underlying Index Fund and the liquidity of the Underlying Index Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of that Underlying Index Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of an Underlying Index Fund. As a result, under these circumstances, the market value of shares of an Underlying Index Fund may vary substantially from the net asset value per share of that Underlying Index Fund. For all of the foregoing reasons, the performance of an Underlying Index Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying Index Fund, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce your payment at maturity.

♦	Owning the Notes Is Not the Same as Owning the Stocks Included in an Underlying Index Fund — The return on your Notes may not reflect the return you would realize if you actually owned the stocks included in an Underlying Index Fund. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in either Underlying Index Fund would have. Furthermore, an Underlying Index Fund and the stocks included in an Underlying Index Fund may appreciate substantially during the term of your Notes, and you will not participate in such appreciation.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc. or Their Respective Affiliates — HSBC, UBS Financial Services Inc., and their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the price of an Underlying Index Fund, and therefore, the market value of the Notes.

♦	Potential HSBC and UBS Financial Services Inc. Impact on an Underlying Index Fund — Trading or transactions by HSBC, UBS Financial Services Inc., or any of their respective affiliates in an Underlying Index Fund or in futures, options, exchange-traded funds or other derivative products on an Underlying Index Fund, may adversely affect the price of that Underlying Index Fund, and, therefore, the market value of your Notes.

♦	Potential Conflicts of Interest — HSBC, UBS Financial Services Inc., or any of their respective affiliates may engage in business with the issuers of the stocks included in an Underlying Index Fund, which may present a conflict between the obligations of HSBC or UBS Financial Services Inc., and you, as a holder of the Notes. HSBC, as the Calculation Agent, will determine on each applicable Coupon Observation Date whether the Contingent Coupon is to be paid, and whether the Notes are to be called, based on the Official Closing Price of each Underlying Index Fund. The Calculation Agent can postpone the determination of the Official Closing Price on a Coupon Observation Date and the corresponding Coupon Payment Date or Call Settlement Date, as applicable, if a Market Disruption Event exists on that Coupon Observation Date. Furthermore, the Calculation Agent can postpone the determination of the Final Price and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

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♦	Economic and Market Factors Affecting the Terms and Market Price Prior to Maturity or Call — Because structured notes, including the Notes, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity or call. These factors include the prices of the Underlying Index Funds; the volatility of the Underlying Index Funds; the dividend rate paid on stocks included in the Underlying Index Funds; the time remaining to the maturity of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦	The Notes Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction —The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive any amount owed to you under the Notes and could lose your entire investment.

♦	The Amount Payable on the Notes Is Not Linked to the Prices of the Underlying Index Funds at Any Time Other Than on the Coupon Observation Dates, Including the Final Valuation Date — The return on the Notes will be based on the Official Closing Price of each Underlying Index Fund on the Coupon Observation Dates, subject to postponement for non-trading days and certain Market Disruption Events. Even if the price of an Underlying Index Fund appreciates prior to the applicable Call Observation Date or Coupon Observation Date but then drops on that day to a price that is less than the Initial Price or Coupon Barrier, the Notes will not be called, the Contingent Coupon may not be payable, and the return on the Notes will be less, and may be significantly less, than it would have been had the Notes been linked to the price of that Underlying Index Fund prior to such decrease. Although the actual price of an Underlying Index Fund on the Maturity Date or at other times during the term of the Notes may be higher than its Official Closing Price on any Coupon Observation Date, the return on the Notes will be based solely on the Official Closing Price of each Underlying Index Fund on the applicable Coupon Observation Dates, including the Final Valuation Date.

♦	Small-capitalization companies risk – The IWM tracks companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the market price of the IWM may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the IWM to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and fewer competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦	Risks Associated with Non-U.S. Companies – The price of the EFA depends upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country's government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the securities. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the EFA and, as a result, the value of the Notes.

♦	The Price of the EFA is Subject to Currency Exchange Risk – Because the price of the EFA is related to the U.S. dollar value of stocks underlying the MSCI EAFE Index, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI EAFE Index, the price of the EFA will be adversely affected and the payment at maturity on the Notes may be reduced.

Of particular importance to potential currency exchange risk are:

–	existing and expected rates of inflation;

–	existing and expected interest rate levels;

–	the balance of payments; and

–	the extent of governmental surpluses or deficits in the countries represented in the MSCI EAFE Index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MSCI EAFE Index and the United States and other countries important to international trade and finance.

♦	Changes Affecting an Underlying Index Fund — The policies of an Underlying Index Fund’s sponsor concerning additions, deletions and substitutions of the stocks included in that Underlying Index Fund and the manner in which the sponsor takes account of

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certain changes affecting those stocks may adversely affect the price of that Underlying Index Fund. The policies of a sponsor with respect to the calculation of the relevant Underlying Index Fund could also adversely affect the price of that Underlying Index Fund. A sponsor may discontinue or suspend calculation or dissemination of the relevant Underlying Index Fund. Any such actions could have an adverse effect on the value of the Notes.

♦	Uncertain Tax Treatment — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one reasonable approach, the Notes should be treated as contingent income-bearing pre-paid executory contracts with respect to the Underlying Index Funds. HSBC intends to treat the Notes consistent with this approach and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as contingent income-bearing pre-paid executory contracts.

In addition, the Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Notes to any such investor. If, however, a Note is transferred to a non-U.S. holder (as defined in the accompanying prospectus supplement) in the secondary market, because the tax treatment of the Contingent Coupons is unclear, such non-U.S. holder may be subject to 30% withholding tax applicable to any Contingent Coupon, subject to reduction or elimination by applicable treaty, unless income from such Contingent Coupon is effectively connected with your conduct of a trade or business within the United States. HSBC will not pay any additional amounts in respect of such withholding.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “What Are the Tax Consequences of the Notes?” on page 16 of this free writing prospectus and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Hypothetical Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. The hypothetical terms used below are not the actual terms that will apply to the Notes, which are indicated on the cover hereof. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of either Underlying Index Fund relative to its Initial Price. We cannot predict the Final Price or the Official Closing Price of either Underlying Index Fund on any Coupon Observation Date or Call Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of either Underlying Index Fund. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity or upon earlier automatic call per $10.00 Note on a hypothetical offering of the Notes, based on the following assumptions (the actual Initial Price, Coupon Barrier, and Downside Threshold of each Underlying Index Fund will be determined on the Pricing Date):

Investment term:	3 years (unless earlier called)
Hypothetical Initial Prices:	$70.00 for the EFA and $150.00 for the IWM
Hypothetical Contingent Coupon Rate:	6.80% per annum (or 1.70% per quarter)
Hypothetical Contingent Coupon:	$0.17 per quarter
Coupon Observation Dates:	Quarterly
Call Observation Dates:	Quarterly, commencing on May 22, 2018
Hypothetical Coupon Barriers:	$49.00 for the EFA and $105.00 for the IWM (70% of its Initial Price)
Hypothetical Downside Thresholds:	$49.00 for the EFA and $105.00 for the IWM (70% of its Initial Price)

Example 1 — Notes are Called on the First Call Observation Date, Which Corresponds to the Second Coupon Observation Date

Date	Official Closing Price	Payment (per Note)
First Coupon Observation Date	EFA: $75.00 (above Coupon Barrier and Initial Price) IWM: $165.00.00 (above Coupon Barrier and Initial Price)	$0.17 (Contingent Coupon) – Notes are not automatically called
Second Coupon Observation Date and First Call Observation Date	EFA: $72.00 (above Coupon Barrier and Initial Price) IWM: $175.00.00 (above Coupon Barrier and Initial Price)	$10.17 (Settlement Amount)
Total Payment: $10.34 (3.40% return)

Since the Notes are called on the second Coupon Observation Date (which is the first Call Observation Date), HSBC will pay you on the Call Settlement Date a total of $10.17 per Note, reflecting your Principal Amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.17 received in respect of the first Coupon Observation Date, HSBC will have paid you a total of $10.34 per Note, for a 3.40% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — Notes are NOT Called and the Final Price of Each Underlying Index Fund Is at or Above Its Coupon Barrier and Downside Threshold

Date	Official Closing Price	Payment (per Note)
First Coupon Observation Date	EFA: $70.00 (at or above Coupon Barrier; below Initial Price) IWM: $175.00 (above Coupon Barrier and Initial Price)	$0.17 (Contingent Coupon) – Notes are not automatically called
Second Coupon Observation Date (and first Call Observation Date)	EFA: $72.00 (at or above Coupon Barrier; below Initial Price) IWM: $185.00 (above Coupon Barrier and Initial Price)	$0.17 (Contingent Coupon) – Notes are not automatically called
Third through Eleventh Coupon Observation Dates	Various (the Official Closing Price of at least one Underlying Index Fund below Coupon Barrier; below Initial Price)	$0.00
Final Valuation Date	EFA: $68.00 (at or above Coupon Barrier and Downside Threshold; below Initial Price) IWM: $195.00 (above Coupon Barrier, Downside Threshold and Initial Price)	$10.17 (Payment at Maturity)
Total Payment: $10.51 (5.10% return)

At maturity, HSBC will pay you a total of $10.17 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments of $0.17 received in respect of each of the first two Coupon Observation Dates, HSBC will have paid you a total of $10.51 per Note, for a 5.10% total return on the Notes.

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Example 3 — Notes are NOT Called and the Final Price of the Least Performing Underlying Index Fund Is Below Its Coupon Barrier and Downside Threshold

Date	Official Closing Price	Payment (per Note)
First Coupon Observation Date	EFA: $70.00 (at or above Coupon Barrier; below Initial Price) IWM: $175.00 (above Coupon Barrier and Initial Price)	$0.17 (Contingent Coupon) – Notes are not automatically called
Second Coupon Observation Date (and first Call Observation Date)	EFA: $65.00 (at or above Coupon Barrier; below Initial Price) IWM: $200.00 (above Coupon Barrier and Initial Price)	$0.17 (Contingent Coupon) – Notes are not automatically called
Third through Eleventh Coupon Observation Dates	Various (the Official Closing Price of at least one Underlying Index Fund below Coupon Barrier; below Initial Price)	$0.00
Final Valuation Date	EFA: $30.00 (below Coupon Barrier, Downside Threshold and Initial Price) IWM: $155.00 (above Coupon Barrier, Downside Threshold and Initial Price)	$10.00 × (1 + Underlying Index Fund Return) =$10.00 × (1 + -60%) =$10.00 - $6.00 =$4.00 (Payment at Maturity)
Total Payment $4.34 (-56.60% return)

Since the Notes are not called and the Final Price of the Least Performing Underlying Index Fund is below its Downside Threshold, HSBC will pay you at maturity $4.00 per Note. In addition, the final Contingent Coupon will not be payable because the Final Price of the Least Performing Underlying Index Fund is also below its Coupon Barrier. When added to the Contingent Coupon payments of $0.17 received in respect of each of the first two Coupon Observation Dates, HSBC will have paid you $4.34 per Note, for a loss on the Notes of 56.60%.

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The iShares® MSCI EAFE ETF

Description of the EFA

The iShares® MSCI EAFE ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index. The MSCI EAFE Index, and therefore the EFA, provides exposure to companies listed in certain non-U.S. developed markets. The returns of the iShares® MSCI EAFE ETF may be affected by certain management fees and other expenses, which are detailed in its prospectus.

For more information about the EFA, see “The iShares® MSCI EAFE ETF” beginning on page S-21 of the accompanying ETF Underlying Supplement.

Historical Performance of the iShares® MSCI EAFE ETF

The following table sets forth the quarterly high and low closing prices, as well as end-of-quarter closing prices of the iShares® MSCI EAFE ETF for each quarter in the period from January 1, 2008 through November 21, 2017. We obtained the data in this table from the Bloomberg Professional® service, without independent verification by us.

The graph below illustrates the daily performance of the iShares® MSCI EAFE ETF from January 1, 2008 through November 21, 2017 based on information from the Bloomberg Professional® service.

Historical values and past performance of this Underlying Index Fund is not indicative of its future performance.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	78.50	68.31	71.90
June 30, 2008	78.52	68.10	68.70
September 30, 2008	68.70	53.08	56.30
December 31, 2008	56.30	35.71	44.87
March 31, 2009	45.44	31.69	37.59
June 30, 2009	49.04	37.59	45.81
September 30, 2009	55.81	43.91	54.70
December 31, 2009	57.28	52.66	55.30
March 31, 2010	57.96	50.45	56.00
June 30, 2010	58.03	46.29	46.51
September 30, 2010	55.42	46.51	54.92
December 31, 2010	59.46	54.25	58.23
March 31, 2011	61.91	55.31	60.09
June 30, 2011	63.87	57.10	60.14
September 30, 2011	60.80	46.66	47.75
December 31, 2011	55.57	46.45	49.53
March 31, 2012	55.80	49.15	54.90
June 30, 2012	55.51	46.55	49.96
September 30, 2012	55.15	47.62	53.00
December 31, 2012	56.88	51.96	56.82
March 30, 2013	59.89	56.82	58.98
June 30, 2013	63.53	57.03	57.38
September 30, 2013	65.05	57.38	63.79
December 31, 2013	67.06	62.71	67.06
March 31, 2014	68.03	62.31	67.17
June 30, 2014	70.67	66.26	68.37
September 30, 2014	69.25	64.12	64.12
December 31, 2014	64.51	59.53	60.84
March 31, 2015	65.99	58.48	64.17
June 30, 2015	68.42	63.49	63.49
September 30, 2015	65.46	56.25	57.32
December 31, 2015	62.06	57.32	58.75
March 31, 2016	58.75	51.38	57.13
June 30, 2016	59.87	52.64	55.81
September 30, 2016	59.86	54.44	59.13
December 31, 2016	59.20	56.20	57.73
March 31, 2017	62.60	57.73	62.29
June 30, 2017	67.22	61.44	65.20
September 30, 2017	68.48	64.83	68.48
November 21, 2017*	69.91	68.42	69.58

* This document includes, for the fourth calendar quarter of 2017, data for the period from October 1, 2017 through November 21, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2017.

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iShares® Russell 2000 ETF

Description of the IWM

iShares® consists of numerous separate investment portfolios (the “iShares® Funds”), including the IWM. The IWM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of its underlying index. The IWM typically earns income dividends from securities included in the underlying index. These amounts, net of expenses and taxes (if applicable), are passed along to the IWM’s shareholders as “ordinary income.” In addition, the IWM realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the Notes are linked only to the share price of the IWM, you will not be entitled to receive income, dividend, or capital gain distributions from the IWM or any equivalent payments. The returns of the IWM may be affected by certain management fees and other expenses, which are detailed in its prospectus.

Information provided to or filed with the SEC by iShares® under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s website by reference to SEC file numbers 033-97598 and 811-09102, respectively. We have not independently verified the accuracy or completeness of the information or reports prepared by iShares®.

The selection of the IWM is not a recommendation to buy or sell the shares of the IWM. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the IWM.

“iShares®” and BlackRock® are registered trademarks of BlackRock®. BlackRock® has licensed certain trademarks and trade names of BlackRock® for our use. The Notes are not sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® Funds. Neither BlackRock® nor the iShares® Funds make any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Neither BlackRock® nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the Notes or in connection with our use of information about the iShares® Funds.

The iShares® Russell 2000 ETF

The iShares® Russell 2000 ETF seeks to track the investment results of the Russell 2000® Index. The shares of this underlying equity trade on the NYSE Arca, Inc. under the symbol “IWM.”

Russell 2000® Index

The Russell 2000® Index was developed by Russell Investments (“Russell”) before FTSE International Limited (“FTSE”) and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Russell began dissemination of the Underlying Index (Bloomberg L.P. index symbol “RTY”) on January 1, 1984. The Russell 2000® Index was set to 135 as of the close of business on December 31, 1986. FTSE Russell (the “index sponsor”) calculates and publishes the Underlying Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the Underlying Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The Russell 2000® Index is determined, comprised, and calculated by the index sponsor without regard to the Notes.

Selection of Stocks Comprising the Underlying Index

All companies eligible for inclusion in the Underlying Index must be classified as a U.S. company under the index sponsor’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, the index sponsor defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”) from all exchanges within a country. Using the HCIs, the index sponsor compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, the index sponsor will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. The index sponsor uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, the index sponsor will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the Underlying Index must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock, does not trade on the “rank day” (typically the last trading day in May, but a confirmed timetable is announced each Spring) but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.

Underlying Index constituents are required to have greater than 5% of the company’s voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders in order to be eligible for index inclusion. Current constituents who do not meet this requirement will have until the September 2022 review to meet the requirement or they will be removed from the Underlying Index.

An important criterion used to determine the list of securities eligible for the Underlying Index is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common

15

stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.

Companies with a total market capitalization of less than $30 million are not eligible for the Underlying Index. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Underlying Index. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special-purpose acquisition companies, and limited partnerships are also not eligible for inclusion in the Russell U.S. Indices. Exchange traded funds and mutual funds are also excluded. Bulletin board, pink-sheets and over-the-counter (“OTC”) traded securities are not eligible for inclusion.

Annual reconstitution is a process by which the Underlying Index is completely rebuilt. On the last trading day of May, all eligible securities are ranked by their total market capitalization. The largest 4,000 become the Russell 3000E Index, and the other of the index sponsor’s indexes are determined from that set of securities. Reconstitution of the Underlying Index occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, the index sponsor adds initial public offerings to the Underlying Index on a quarterly basis based on total market capitalization guidelines ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

Historical Performance of iShares® Russell 2000 ETF

The following table sets forth the quarterly high and low closing prices, as well as end-of-quarter closing prices of the iShares® Russell 2000 ETF for each quarter in the period from January 1, 2008 through November 21, 2017. We obtained the data in this table from the Bloomberg Professional® service, without independent verification by us.

The graph below illustrates the daily performance of the iShares® Russell 2000 ETF from January 1, 2008 through November 21, 2017 based on information from the Bloomberg Professional® service.

Historical values and past performance of this Underlying Index Fund is not indicative of its future performance.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	75.92	64.30	68.51
June 30, 2008	76.17	68.47	69.03
September 30, 2008	75.20	65.50	68.39
December 31, 2008	68.39	38.58	49.27
March 31, 2009	51.27	34.36	41.94
June 30, 2009	53.19	41.94	50.96
September 30, 2009	62.02	47.87	60.23
December 31, 2009	63.36	56.22	62.26
March 31, 2010	69.25	58.68	67.81
June 30, 2010	74.14	61.08	61.08
September 30, 2010	67.67	59.04	67.47
December 31, 2010	79.22	66.94	78.23
March 31, 2011	84.17	77.18	84.17
June 30, 2011	86.37	77.77	82.80
September 30, 2011	85.65	64.25	64.25
December 31, 2011	76.45	60.97	73.69
March 31, 2012	84.41	73.69	82.85
June 30, 2012	83.79	73.64	79.65
September 30, 2012	86.40	76.68	83.46
December 31, 2012	84.69	76.88	84.29
March 30, 2013	94.80	84.29	94.26
June 30, 2013	99.51	89.58	97.16
September 30, 2013	107.10	97.16	106.62
December 31, 2013	115.31	103.67	115.31
March 31, 2014	119.83	108.64	116.34
June 30, 2014	118.81	108.88	118.81
September 30, 2014	120.02	109.35	109.35
December 31, 2014	121.08	104.30	119.67
March 31, 2015	126.03	114.69	124.35
June 30, 2015	129.01	120.85	124.86
September 30, 2015	126.31	107.53	109.20
December 31, 2015	119.85	109.01	112.51
March 31, 2016	112.51	94.80	110.62
June 30, 2016	118.43	108.69	114.97
September 30, 2016	125.70	113.69	124.21
December 31, 2016	138.31	115.00	134.85
March 31, 2017	140.36	133.75	137.48
June 30, 2017	142.10	133.72	140.92
September 30, 2017	148.18	134.83	148.18
November 21, 2017*	151.09	146.57	151.09

* This document includes, for the fourth calendar quarter of 2017, data for the period from October 1, 2017 through November 21, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2017.

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Correlation of the Underlying Index Funds

The following graph sets forth the historical performances of the iShares® MSCI EAFE ETF and iShares® Russell 2000 ETF from January 2, 2008 through November 21, 2017, based on the daily Official Closing Prices of the Underlying Index Funds. For comparison purposes, each Underlying Index Fund has been normalized to have a closing price of 100.00 on January 2, 2008 by dividing the Official Closing Price of that Underlying Index Fund on each day by the Official Closing Price of that Underlying Index Fund on January 2, 2008 and multiplying by 100.00.

We obtained the Official Closing Prices used to determine the normalized closing prices set forth below from Bloomberg, without independent verification. Historical performance of the Underlying Index Funds should not be taken as an indication of future performance. Future performance of the Underlying Index Funds may differ significantly from historical performance, and no assurance can be given as to the Official Closing Prices of the Underlying Index Funds during the term of the Notes, including on any Coupon Observation Date or Call Observation Date, or on the Final Valuation Date. We cannot give you assurance that the performances of the Underlying Index Funds will result in the return of any of the principal amount.

Historical Performance of the iShares® MSCI EAFE ETF and iShares® Russell 2000 ETF

PAST PERFORMANCE OF THE UNDERLYING INDEX FUNDS IS NOT INDICATIVE OF FUTURE RESULTS.

The closer the relationship of the daily returns of the Underlying Index Funds over a given period, the more positively correlated those Underlying Index Funds are. The graph above illustrates the historical performance of each of the Underlying Index Funds relative to the other Underlying Index Fund over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying Index Fund has historically been to another. For additional information, see the information set forth above under “Key Risks –Because the Notes Are Linked to the Performance of More Than One Underlying Index Fund, There Is a Greater Risk of Contingent Coupons Not Being Paid and of You Sustaining a Significant Loss on Your Investment.”

The lower (or more negative) the correlation between two Underlying Index Funds, the less likely it is that those Underlying Index Funds will move in the same direction and, therefore, the greater the potential for one of those Underlying Index Funds to close below its Coupon Barrier or Downside Threshold on a Coupon Observation Date or the Final Valuation Date, respectively. This is because the less positively correlated a pair of Underlying Index Funds are, the greater the likelihood that at least one of the Underlying Index Funds will decrease in value. This results in a greater potential for a Contingent Coupon not to be paid during the term of the Notes and for a loss of principal at Maturity. However, even if two Underlying Index Funds have a higher positive correlation, one or both of those Underlying Index Funds might close below its Coupon Barrier or Downside Threshold on a Coupon Observation Date or the Final Valuation Date, as both of those Underlying Index Funds may decrease in value together.

The terms of the Notes will be based, in part, on the correlation among the Underlying Index Funds, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Contingent Coupon Rate than would be payable on notes that have a higher degree of correlation.

17

What Are the Tax Consequences of the Notes?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, the Notes should be treated as contingent income-bearing pre-paid executory contracts with respect to the Underlying Index Funds. HSBC intends to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Notes in accordance with this approach. Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions,” HSBC intends to treat any gain or loss upon maturity or an earlier sale, exchange or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, HSBC intends to treat any Contingent Coupon paid by HSBC, including on the Maturity Date or upon automatic call, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated Executory Contracts” in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as contingent income-bearing pre-paid executory contracts.

Despite the foregoing, U.S. holders (as defined in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”) contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the Underlying Index Funds (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in a Note is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of the Note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Note). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in a Note will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Note will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a Note over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such Note for an amount equal to the “issue price” of the Note and, upon the date of sale, exchange or maturity of the Note, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the Note). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the Note after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

The Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Notes to any such investor. If, however, a Note is transferred to a non-U.S. holder in the secondary market, because the tax treatment of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty), unless the income from such Contingent Coupon is effectively connected with your conduct of a trade or business within the United States. We will not pay any additional amounts in respect of such withholding. In order to claim an exemption from or a reduction in the 30% withholding tax, a non-U.S. holder of the Notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from, withholding under an applicable tax treaty. If you are a non-U.S. holder, you should consult your tax advisors regarding the tax treatment of the Notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

18

In Notice 2008-2, the IRS and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

We will not attempt to ascertain whether any of the entities whose stock is included in the Underlying Index Funds would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Underlying Index Funds were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Underlying Index Funds and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Underlying Index Funds is or becomes a PFIC or USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2019. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Index Funds or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Index Funds or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the Notes will only apply to dispositions after December 31, 2018.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Indicative Terms—Payment at Maturity” in this free writing prospectus, except that the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining the Final Price and if a Contingent Coupon is payable. If a Market Disruption Event exists with respect to an Underlying Index Fund on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying Index Fund will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying Index Fund’s Underlying Index Fund Return will be made on such date, irrespective of the existence of a Market Disruption Event with respect to the other Underlying Index Fund occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC Securities (USA) Inc. will agree to sell to the Agent, and the Agent will agree to purchase, all of the Notes at the price to public less the underwriting discount indicated on the cover of the pricing supplement, which is the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Notes. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover of this free writing prospectus.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Notes in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include UBS Financial Services Inc., in

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connection with the sale of the Notes and UBS Financial Services Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement related to this free writing prospectus in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Settlement Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Settlement Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the accompanying prospectus supplement.

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